Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS FISCAL 2020 THIRD-QUARTER RESULTS AND INCREASED ORGANIC SALES GROWTH

Chicago, IL - March 5, 2020 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom-engineered and application-specific products and solutions, announced financial results for the third quarter of Fiscal 2020 ended February 1, 2020.

For the third quarter ended February 1, 2020, the Company's accounting period included 14 weeks compared to 13 weeks for the third quarter ended January 26, 2019. For the nine months ended February 1, 2020, the Company's accounting period included 40 weeks compared to 39 weeks for the nine months ended January 26, 2019. The following discussions of comparative results among periods should be reviewed in this context.

Financial Results for the Third Quarter of Fiscal 2020
Net sales in the third quarter of Fiscal 2020 increased $39.0 million, or 15.8 percent, to $285.9 million from $246.9 million in the same quarter of Fiscal 2019. The increase in net sales was largely due to higher sales in the Automotive segment.

GAAP net income increased $10.5 million to $41.2 million, or $1.09 per share, in the third quarter of Fiscal 2020 from $30.7 million, or $0.82 per share, in the same period of Fiscal 2019. GAAP net income in the third quarter of Fiscal 2020 was higher mainly due to increased gross profit in the Automotive segment.

Adjusted net income, a non-GAAP financial measure, was $39.4 million, or $1.05 per share, in the third quarter of Fiscal 2020 compared to $31.3 million, or $0.83 per share, in the same period of Fiscal 2019. Adjusted net income excludes expenses for initiatives to reduce overall costs and improve operational profitability and purchase accounting adjustments in the applicable periods.

Year over year, Fiscal 2020 third quarter GAAP net income benefitted from:

•	higher sales ($37.4 million) and gross profit ($13.2 million) from the Automotive segment;

•	the recognition of Grakon acquisition-related costs ($0.8 million) and purchase accounting adjustments related to inventory ($3.0 million) totaling $3.8 million in the third quarter of Fiscal 2019;

•	the benefit of initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019 of $2.7 million;

•	lower net interest expense of $0.8 million; and

•	lower expense for initiatives to reduce overall costs and improve operational profitability of $1.5 million.

Year over year, Fiscal 2020 third quarter GAAP net income was negatively affected by:

•	higher income tax expense of $5.8 million; and

•	the impact of foreign currency translation of $0.4 million.

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

Consolidated gross profit margins increased to 27.7 percent in the third quarter of Fiscal 2020 compared to 26.0 percent in the same period last year. The improvement was due to the benefits realized from the initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019 and purchase accounting adjustments recorded in the third quarter of Fiscal 2019.

Adjusted gross profit margins, a non-GAAP financial measure, were 27.8 percent in the third quarter of Fiscal 2020 compared to 27.7 percent in the same period last year and exclude expenses for initiatives to reduce overall costs and improve operational profitability and purchase accounting adjustments in the applicable periods.

Selling and administrative expenses as a percentage of sales decreased to 11.5 percent in the third quarter of Fiscal 2020 compared to 13.3 percent in the same period last year. The decrease is attributable to lower employment levels as a result of the initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019, partially offset by higher performance-based compensation.

Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, were 11.3 percent in the third quarter of Fiscal 2020 compared to 12.5 percent in the same period last year and exclude expenses for initiatives to reduce overall costs and improve operational profitability and acquisition-related costs in the applicable periods.

Year over year, intangible asset amortization expense in the third quarter of Fiscal 2020 decreased $0.7 million, or 12.7 percent, to $4.8 million, due to lower amortization expense in the Interface segment.

In the Fiscal 2020 third quarter, income tax expense increased $5.8 million to $2.8 million compared to an income tax benefit of $3.0 million in the Fiscal 2019 third quarter. The Company’s effective tax rate was 6.4 percent in the Fiscal 2020 period compared to a benefit of (10.4) percent in the previous third quarter. The increase primarily related to higher pre-tax income in the Fiscal 2020 third quarter, partially offset by favorable adjustments due to U.S. Tax Reform from IRS regulations issued in December 2019, resulting in a lower quarterly effective tax rate. The prior year comparable period included a tax benefit related to the finalization of the transition tax from U.S. Tax Reform.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $58.7 million in the third quarter of Fiscal 2020 compared to $43.1 million in the Fiscal 2019 period.

Adjusted EBITDA, a non-GAAP financial measure, which excludes expenses for initiatives to reduce overall costs and improve operational profitability and acquisition-related costs (including purchase accounting adjustments) from EBITDA, was $59.8 million in the third quarter of Fiscal 2020 compared to $49.5 million in the Fiscal 2019 period.

Segment Comparisons (GAAP Reported)
Comparing the Automotive segment's Fiscal 2020 third quarter to the same period of Fiscal 2019,

•	Net sales increased 21.6 percent, or $37.4 million, attributable to:

•
a 20.2 percent sales increase in North America primarily due to higher sales volumes of integrated center stack and human machine interface assembly products and higher sales from Grakon's automotive lighting products;

•	a 30.0 percent sales increase in Europe due to higher sales volumes of sensor and switch products; and

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

•
a 11.2 percent sales increase in Asia attributable to an increase in touchscreen sales volumes to an Asian automotive OEM, partially offset by decreased sales volumes of transmission lead-frame assemblies and sensor products.

•	Gross profit margins increased to 26.2 percent from 24.2 percent primarily due to increased sales volumes.

•
Income from operations increased $12.2 million, or 45.2 percent, primarily due to higher gross profit and the benefit from initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019.

Comparing the Industrial segment's Fiscal 2020 third quarter to the same period of Fiscal 2019,

•
Net sales decreased 0.2 percent, or $0.1 million, primarily as a result of foreign currency translation and lower sales volumes from Grakon and radio remote control products, partially offset by higher sales volumes of busbar products.

•
Gross profit margins increased to 36.4 percent from 33.1 percent primarily due to $3.0 million of purchase accounting adjustments related to the acquisition of Grakon recognized in the third quarter of Fiscal 2019.

•
Income from operations increased to $13.2 million compared to $8.9 million primarily as a result of higher gross profit, lower selling and administrative expenses and lower intangible asset amortization expense.

Comparing the Interface segment's Fiscal 2020 third quarter to the same period of Fiscal 2019,

•	Net sales increased 8.8 percent, or $1.2 million, attributable to higher sales volumes of legacy data solution products.

•	Gross profit margins decreased to 12.1 percent from 16.1 percent due to lower sales volumes of appliance products, partially offset by higher sales volumes of legacy data solution products.

•	Income from operations increased to $0.7 million from break-even due to lower intangible asset amortization expense and lower selling and administrative expense.

Comparing the Medical segment's Fiscal 2020 third quarter to the same period of Fiscal 2019,

•	Net sales increased $0.5 million attributable to increased product acceptance.

•	Loss from operations was $1.6 million compared to $1.7 million. The reduced loss was due to higher gross profit, partially offset by higher selling and administrative expenses.

Financial Results for the Nine Months Ended February 1, 2020
For the nine months ended February 1, 2020, net sales increased $79.0 million, or 10.8 percent, to $813.3 million from $734.3 million in the same period of Fiscal 2019. The acquisition of Grakon increased net sales by $91.9 million. This was partially offset by the adverse impact from the UAW labor strike at GM, which reduced net sales by $28.7 million, and currency rate fluctuations, which reduced net sales by $10.4 million. Excluding the impact on sales from Grakon, the UAW labor strike at GM and currency rate fluctuations, net sales increased by $26.2 million.

GAAP net income increased $24.3 million to $93.3 million, or $2.47 per share, in the nine months ended February 1, 2020 from $69.0 million, or $1.83 per share, in the same period of Fiscal 2019. GAAP net income in the nine months ended February 1, 2020 benefited from a full period of Grakon results, but was also negatively impacted (including lost product gross margin and operational inefficiencies experienced due to reduced business levels) by the UAW labor strike at GM, which reduced net income by $7.4 million, or $0.20 per share.

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

Adjusted net income, a non-GAAP financial measure, was $91.9 million, or $2.44 per share, in the nine months ended February 1, 2020 compared to $87.9 million, or $2.34 per share, in the same period of Fiscal 2019. Adjusted net income excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments) and long-term incentive plan accrual adjustments in the applicable periods.

Year over year, GAAP net income in the nine months ended February 1, 2020 benefitted from:

•	higher sales from Grakon of $91.9 million (consists of nine months of Grakon versus 4.5 months in Fiscal 2019);

•	lower acquisition-related costs ($9.7 million) and purchase accounting adjustments related to inventory ($5.6 million) totaling $15.3 million;

•	lower stock award amortization expense due to an accrual adjustment of $7.4 million recorded in the nine months ended January 27, 2019;

•
lower expense for initiatives to reduce overall costs and improve operational profitability recorded in the nine months ended February 1, 2020 of $1.6 million, versus $5.8 million in the comparable period of Fiscal 2019;

•	the benefit of initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019 of $8.0 million; and

•	lower net tariff expense.

Year over year, GAAP net income in the nine months ended February 1, 2020 was negatively affected by:

•	the adverse impact of the UAW labor strike at GM of $7.4 million;

•	higher income tax expense of $10.8 million;

•	increased intangible asset amortization expense of $3.2 million;

•	higher net interest expense of $3.0 million; and

•	impact of foreign currency translation of $2.1 million.

Consolidated gross profit margins increased to 27.5 percent in the nine months ended February 1, 2020 compared to 26.6 percent in the same period last year. The improvement was primarily due to higher Grakon sales and purchase accounting adjustments related to Grakon recognized in the prior year period, partially offset by the adverse impact of the UAW labor strike at GM, the impact of foreign currency translation and product mix.

Adjusted gross profit margins, a non-GAAP financial measure, were 27.6 percent in the nine months ended February 1, 2020 compared to 27.8 percent in the same period of Fiscal 2019 and exclude expenses for initiatives to reduce overall costs and improve operational profitability and purchase accounting adjustments in the applicable periods.

Selling and administrative expenses as a percentage of sales decreased to 12.1 percent in the nine months ended February 1, 2020 compared to 15.0 percent in the same period of Fiscal 2019. The decrease is attributable to the benefit of initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019, lower stock-based compensation expense, lower acquisition-related costs and the impact of foreign currency translation, partially offset by increased performance-based compensation.

Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, were 12.0 percent in the nine months ended February 1, 2020 compared to 12.3 percent in the same period of Fiscal 2019 and exclude expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs and long-term incentive plan accrual adjustments in the applicable periods.

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

Year over year, intangible asset amortization expense in the nine months ended February 1, 2020 increased $3.2 million, or 28.8 percent, to $14.3 million, due to amortization expense related to the Grakon acquisition, partially offset by lower amortization expense in the Interface segment.

In the nine months ended February 1, 2020, income tax expense increased $10.8 million to $15.3 million compared to $4.5 million in the same period of Fiscal 2019. The Company’s effective tax rate increased to 14.1 percent in nine months ended February 1, 2020 from 6.1 percent in the same period of Fiscal 2019. The increase was primarily related to higher pre-tax income from the Grakon acquisition, partially offset by favorable adjustments due to U.S. Tax Reform from IRS regulations issued in December 2019. In addition, the Fiscal 2019 period included a tax benefit related to the finalization of the transition tax from U.S. Tax Reform.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $152.6 million in the nine months ended February 1, 2020 compared to $109.1 million in the Fiscal 2019 period. Current period EBITDA was adversely impacted by $7.4 million from the UAW labor strike at GM.

Adjusted EBITDA, a non-GAAP financial measure, which excludes expenses for initiatives to reduce overall costs and improve operational profitability, acquisition-related costs (including purchase accounting adjustments) and long-term incentive plan accrual adjustments from EBITDA, was $154.2 million in the nine months ended February 1, 2020 compared to $137.6 million in the Fiscal 2019 period. Adjusted EBITDA in the current period was adversely impacted by $7.4 million from the UAW labor strike at GM.

Segment Comparisons (GAAP Reported)
Comparing the Automotive segment's nine months ended February 1, 2020 to the same period of Fiscal 2019,

•	Net sales increased 4.9 percent, or $26.8 million, attributable to:

•
a 5.5 percent sales increase in North America primarily due to higher automotive sales from Grakon of $32.1 million, partially offset by the adverse impact from the UAW labor strike at GM of $28.7 million; and

•	a 8.2 percent sales increase in Europe due to higher sales volumes of sensor and switch products, partially offset by an unfavorable impact of foreign currency translation; partially offset by

•
a 6.2 percent sales decline in Asia attributable to decreased sensor and lead-frame assembly product volume and an unfavorable impact of foreign currency translation, partially offset by the launch of touchscreen product sales to an Asian automotive OEM.

•
Gross profit margins decreased to 25.4 percent from 26.1 percent due to the adverse impact from the UAW labor strike at GM which reduced gross profit by $8.7 million, product mix, unfavorable impact of foreign currency translation and lower Asian sales volumes.

•
Income from operations increased $4.5 million, or 4.7 percent, resulting from higher income from Grakon and the benefits realized from initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019, partially offset by the adverse impact from the UAW labor strike at GM.

Comparing the Industrial segment's nine months ended February 1, 2020 to the same period of Fiscal 2019,

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

•
Net sales increased 40.1 percent, or $56.0 million, attributable to higher Grakon sales of $59.8 million and an increase in sales volumes of busbar products, partially offset by lower sales volumes of radio remote controls and the impact of foreign currency translation.

•
Gross profit margins increased to 37.2 percent from 31.8 percent due to higher sales and a favorable product mix from Grakon, partially offset by reduced radio remote control sales volumes and net tariff expense. Gross profit margins in the Fiscal 2019 period were also negatively impacted by $5.6 million of purchase accounting adjustments related to the acquisition of Grakon.

•
Income from operations increased to $44.8 million compared to $21.1 million resulting from higher income from Grakon, partially offset by lower sales volumes of radio remote control products and the impact of foreign currency translation.

Comparing the Interface segment's nine months ended February 1, 2020 to the same period of Fiscal 2019,

•	Net sales decreased 9.8 percent, or $4.3 million, attributable to lower appliance product sales volumes.

•	Gross profit margins decreased to 11.3 percent from 15.0 percent due to lower appliance product sales volumes.

•
Income from operations increased $0.5 million to $0.7 million due to lower intangible asset amortization expense and benefits from initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019, partially offset by lower gross profit.

Comparing the Medical segment's nine months ended February 1, 2020 to the same period of Fiscal 2019,

•	Net sales increased $0.5 million attributable to increased product acceptance.

•
Loss from operations improved to $4.9 million from $6.3 million in the same period of Fiscal 2019, due to the benefits from initiatives to reduce overall costs and improve operational profitability taken in Fiscal 2019 as well as higher gross profit. In the nine months ended January 27, 2019, we incurred $0.9 million of expenses related to initiatives to reduce overall costs and improve operational profitability versus $0.1 million of expenses in the current year period.

Fiscal 2020 Guidance
For Fiscal 2020, Methode reaffirms sales guidance in the range of $1.10 billion to $1.13 billion and pre-tax income in the range of $150.3 million to $164.3 million and earnings per share in the range of $3.25 to $3.55.

Fiscal 2020 guidance considers:

•	the launch of a significant amount of previously announced new Automotive business and a laundry program in the Interface segment at anticipated volumes;

•	the anticipated impact of tariffs on imported Chinese goods at 25 percent and the net costs associated with mitigating those tariffs;

•	the potential impact in our Fiscal 2020 fourth quarter associated with managing our global operations with respect to the coronavirus; and

•	twelve months of Grakon results, as compared to seven and a half months of Grakon results in Fiscal 2019.

The guidance ranges for Fiscal 2020 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the potential impact of the coronavirus situation on our business, including the impact on both our customers and suppliers;

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

•	Class 5 through Class 8 truck sales;

•	ability to fully realize benefits of Fiscal 2019 initiatives to reduce overall costs and improve operational profitability;

•	ability to realize synergies from the Grakon acquisition;

•	no increases to existing tariffs or new tariffs on imported goods and the ability to mitigate such tariffs;

•	the price of commodities, particularly copper and resins;

•	the potential effect of legal fees related to the Hetronic lawsuit;

•	sales mix within the markets served;

•	currency exchange effect on the operations of businesses;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items;

•	potential international government grants for cost reimbursements based on employment levels; and

•	an effective tax rate of approximately 16 percent and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer, Donald W. Duda said, “given the global macro-environment and significant headwinds faced by Methode throughout this fiscal year, I am pleased that our third quarter performance, largely based on organic growth fueled by new program launches and our sensor business, led to solid financial performance." Mr. Duda continued, "aided by the excellent cash generation, we continue to deleverage, reducing debt by over $100 million since the Grakon acquisition. That said, we remain cautious and mindful of the coronavirus situation."

Non-GAAP Financial Measures
To supplement the Company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Income from Operations, Adjusted Gross Profit, Adjusted Gross Margins as a Percentage of Sales, Adjusted Selling and Administrative Expenses, Adjusted Selling and Administrative Expenses as a Percentage of Sales, EBITDA, Adjusted EBITDA, and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance and (iii) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (844) 369-8770 (domestic) or (862) 298-0840 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through March 12, 2020, by dialing (877) 481-4010 and providing Conference ID number 33352. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, radio remote control, electronic, LED lighting, wireless and sensing technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our components are found in the primary end-markets of the aerospace, appliance, automotive, commercial vehicle, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail and other transportation industries. Further information can be found on Methode's Web site www.methode.com.

Methode Electronics, Inc. Reports Fiscal 2020 Third-Quarter Financial Results

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, commercial vehicle, computer and communications industries; (3) international trade disputes resulting in tariffs and our ability to mitigate tariffs; (4) potential impact from the coronavirus outbreak; (5) timing, quality and cost of new program launches; (6) ability to withstand price pressure, including pricing reductions; (7) ability to successfully market and sell Dabir Surfaces products; (8) currency fluctuations; (9) customary risks related to conducting global operations; (10) ability to withstand business interruptions; (11) recognition of goodwill impairment charges; (12) ability to successfully benefit from acquisitions and divestitures; (13) investment in programs prior to the recognition of revenue; (14) dependence on the availability and price of materials; (15) fluctuations in our gross margins; (16) dependence on our supply chain; (17) income tax rate fluctuations; (18) ability to keep pace with rapid technological changes; (19) breach of our information technology systems; (20) ability to avoid design or manufacturing defects; (21) ability to compete effectively; (22) ability to protect our intellectual property; (23) success of Grakon and/or our ability to implement and profit from new applications of the acquired technology; (24) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan; (25) ability to manage our debt levels and any restrictions thereunder; and (26) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc.
Mark Shermetaro
Vice President Corporate Development
mshermetaro@methode.com
248-752-3468

Nathan Abler
Dresner Corporate Services
nabler@dresnerco.com
714-742-4180

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except share and per-share data)

	Three Months Ended		Nine Months Ended
	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019
	(14 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
Net Sales	$285.9	$246.9	$813.3	$734.3

Cost of Products Sold	206.6	182.6	589.6	539.1

Gross Profit	79.3	64.3	223.7	195.2

Selling and Administrative Expenses	33.0	32.8	98.6	110.3
Amortization of Intangibles	4.8	5.5	14.3	11.1

Income from Operations	41.5	26.0	110.8	73.8

Interest Expense, Net	2.4	3.2	8.0	5.0
Other Income, Net	(4.9)	(4.9)	(5.8)	(4.7)

Income before Income Taxes	44.0	27.7	108.6	73.5

Income Tax Expense (Benefit)	2.8	(3.0)	15.3	4.5

Net Income	$41.2	$30.7	$93.3	$69.0

Basic and Diluted Income per Share:
Basic	$1.10	$0.82	$2.48	$1.84
Diluted	$1.09	$0.82	$2.47	$1.83

Cash Dividends per Share	$0.11	$0.11	$0.33	$0.33

Weighted Average Number of Shares Outstanding:
Basic	37,587,742	37,405,550	37,570,423	37,387,181
Diluted	37,753,971	37,654,250	37,720,516	37,637,470

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per-share data)

	February 1, 2020	April 27, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$79.9	$83.2
Accounts Receivable, Net	227.9	219.3
Inventories	126.1	116.7
Income Tax Receivable	9.7	14.3
Prepaid Expenses and Other Current Assets	20.3	20.0
TOTAL CURRENT ASSETS	463.9	453.5
LONG-TERM ASSETS
Property, Plant and Equipment, Net	199.0	191.9
Goodwill	233.2	233.3
Other Intangible Assets, Net	251.0	264.9
Operating Lease Assets, Net	27.3	—
Deferred Tax Assets	34.3	34.3
Pre-production Costs	39.9	32.8
Other Long-term Assets	33.7	21.0
TOTAL LONG-TERM ASSETS	818.4	778.2
TOTAL ASSETS	$1,282.3	$1,231.7

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$88.8	$91.9
Accrued Employee Liabilities	19.7	20.1
Other Accrued Expenses	22.6	33.9
Short-term Operating Lease Liability	6.0	—
Short-term Debt	15.1	15.7
Income Tax Payable	11.4	19.3
TOTAL CURRENT LIABILITIES	163.6	180.9
LONG-TERM LIABILITIES
Long-term Debt	241.9	276.9
Long-term Operating Lease Liability	21.9	—
Long-term Income Tax Payable	29.3	33.0
Other Long-term Liabilities	16.9	14.8
Deferred Tax Liabilities	35.8	36.4
TOTAL LONG-TERM LIABILITIES	345.8	361.1
TOTAL LIABILITIES	509.4	542.0
SHAREHOLDERS' EQUITY
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,438,111 shares and 38,333,576 shares issued as of February 1, 2020 and April 27, 2019, respectively	19.2	19.2
Additional Paid-in Capital	156.0	150.4
Accumulated Other Comprehensive Loss	(16.4)	(13.6)
Treasury Stock, 1,346,624 shares as of February 1, 2020 and April 27, 2019	(11.5)	(11.5)
Retained Earnings	625.6	545.2
TOTAL SHAREHOLDERS' EQUITY	772.9	689.7
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,282.3	$1,231.7

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended
	February 1, 2020	January 26, 2019
	(40 Weeks)	(39 Weeks)
OPERATING ACTIVITIES
Net Income	$93.3	$69.0
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	36.0	30.6
Stock-based Compensation Expense	5.6	11.7
Change in Cash Surrender Value of Life Insurance	(0.6)	(0.2)
Amortization of Debt Issuance Costs	0.5	0.3
Gain on Sale of Business / Investment / Property	(0.4)	(0.6)
Other	0.3	(0.4)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(10.5)	12.2
Inventories	(9.9)	(10.9)
Prepaid Expenses and Other Assets	(12.8)	(16.5)
Accounts Payable and Other Liabilities	(18.9)	(30.9)
NET CASH PROVIDED BY OPERATING ACTIVITIES	82.6	64.3

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(34.9)	(37.0)
Acquisitions of Businesses, Net of Cash Acquired	—	(421.6)
Sale of Business/Investment/Property	0.5	0.3
NET CASH USED IN INVESTING ACTIVITIES	(34.4)	(458.3)

FINANCING ACTIVITIES
Taxes Paid Related to Net Share Settlement of Equity Awards	(0.4)	(1.7)
Repayments of Finance Leases	(0.5)	—
Cash Dividends	(12.2)	(12.7)
Proceeds from Borrowings	57.3	350.0
Repayments of Borrowings	(93.9)	(103.3)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(49.7)	232.3
Effect of Foreign Currency Exchange Rate Changes on Cash and Cash Equivalents	(1.8)	(10.7)
DECREASE IN CASH AND CASH EQUIVALENTS	(3.3)	(172.4)
Cash and Cash Equivalents at Beginning of the Year	83.2	246.1
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$79.9	$73.7

SUPPLEMENTAL CASH FLOW INFORMATION
Cash Paid During the Period For:
Interest	$7.6	$5.6
Income Taxes, Net of Refunds	$16.2	$18.7

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
(Unaudited)
(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended February 1, 2020 (14 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$79.3	$0.4	$—	$—	$—	$—	$79.7
Gross Margin (% of sales)	27.7%	0.1%	—%	—%	—%	—%	27.8%
Selling and Administrative Expenses	$33.0	$(0.7)	$—	$—	$—	$—	$32.3
Selling and Administrative Expenses (% of sales)	11.5%	(0.2)%	—%	—%	—%	—%	11.3%
Income from Operations	$41.5	$1.1	$—	$—	$—	$—	$42.6
Net Income	$41.2	$1.0	$—	$—	$—	$(2.8)	$39.4
Diluted Earnings per Share	$1.09	$0.03	$—	$—	$—	$(0.07)	$1.05
Reconciliation of Non-GAAP Financial Measures for the Three Months Ended January 26, 2019 (13 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$64.3	$1.3	$3.0	$—	$—	$—	$68.6
Gross Margin (% of sales)	26.0%	0.5%	1.2%	—%	—%	—%	27.7%
Selling and Administrative Expenses	$32.8	$(1.3)	$—	$(0.1)	$(0.7)	$—	$30.7
Selling and Administrative Expenses (% of sales)	13.3%	(0.5)%	—%	—%	(0.3)%	—%	12.5%
Income from Operations	$26.0	$2.6	$3.0	$0.1	$0.7	$—	$32.4
Net Income	$30.7	$2.2	$2.5	$0.1	$0.6	$(4.8)	$31.3
Diluted Earnings per Share	$0.82	$0.06	$0.07	$—	$0.01	$(0.13)	$0.83

Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended February 1, 2020 (40 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$223.7	$0.6	$—	$—	$—	$—	$—	$224.3
Gross Margin (% of sales)	27.5%	0.1%	—%	—%	—%	—%	—%	27.6%
Selling and Administrative Expenses	$98.6	$(1.0)	$—	$—	$—	$—	$—	$97.6
Selling and Administrative Expenses (% of sales)	12.1%	(0.1)%	—%	—%	—%	—%	—%	12.0%
Income from Operations	$110.8	$1.6	$—	$—	$—	$—	$—	$112.4
Net Income	$93.3	$1.4	$—	$—	$—	$—	$(2.8)	$91.9
Diluted Earnings per Share	$2.47	$0.04	$—	$—	$—	$—	$(0.07)	$2.44
Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended January 26, 2019 (39 Weeks)

			Acquisition-Related Costs
	U.S. GAAP (As Reported)	Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	Purchase Accounting Adjustments Related to Inventory	Severance	Other	Long-term Incentive Plan Accrual Adjustment	Transition tax and the impact of revaluing deferred taxes due to the change in the federal tax rate from U.S. Tax Reform	Non-U.S. GAAP Financial Measures
Gross Profit	$195.2	$2.7	$5.6	$—	$—	$—	$—	$203.5
Gross Margin (% of sales)	26.6%	0.4%	0.8%	—%	—%	—%	—%	27.8%
Selling and Administrative Expenses	$110.3	$(3.1)	$—	$(1.5)	$(8.2)	$(7.4)	$—	$90.1
Selling and Administrative Expenses (% of sales)	15.0%	(0.4)%	—%	(0.2)%	(1.1)%	(1.0)%	—%	12.3%
Income from Operations	$73.8	$5.8	$5.6	$1.5	$8.2	$7.4	$—	$102.3
Net Income	$69.0	$4.8	$4.7	$1.2	$6.8	$6.2	$(4.8)	$87.9
Diluted Earnings per Share	$1.83	$0.13	$0.13	$0.03	$0.18	$0.17	$(0.13)	$2.34

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(in millions)

	Three Months Ended		Nine Months Ended
	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019
	(14 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
Net Income	$41.2	$30.7	$93.3	$69.0
Income Tax Expense (Benefit)	2.8	(3.0)	15.3	4.5
Interest Expense, Net	2.4	3.2	8.0	5.0
Amortization of Intangibles	4.8	5.5	14.3	11.1
Depreciation	7.5	6.7	21.7	19.5
EBITDA	58.7	43.1	152.6	109.1
Expense for Initiatives to Reduce Overall Costs and Improve Operational Profitability	1.1	2.6	1.6	5.8
Acquisition-related Costs - Purchase Accounting Adjustments Related to Inventory	—	3.0	—	5.6
Acquisition-related Costs - Severance	—	0.1	—	1.5
Acquisition-related Costs - Other	—	0.7	—	8.2
Long-term Incentive Plan Accrual Adjustment due to change in Fiscal 2020 EBITDA estimate	—	—	—	7.4
Adjusted EBITDA	$59.8	$49.5	$154.2	$137.6
Reconciliation of Free Cash Flow to Net Income
(in millions)

	Three Months Ended		Nine Months Ended
	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019
	(14 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
Net Income	$41.2	$30.7	$93.3	$69.0
Amortization of Intangibles	4.8	5.5	14.3	11.1
Depreciation	7.5	6.7	21.7	19.5
Purchases of Property, Plant and Equipment	(8.1)	(8.4)	(34.9)	(37.0)
Free Cash Flow	$45.4	$34.5	$94.4	$62.6